SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): August 2, 2004


                              INVACARE CORPORATION
                              --------------------
             (Exact Name of Registrant as Specified in its Charter)


                                      OHIO
                 (State or Other Jurisdiction of Incorporation)


            0-12938                                  95-2680965
      -------------------                       -------------------
     (Commission File No.)                (IRS Employer Identification No.)


               One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036
              ----------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (440) 329-6000
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

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Item 5.  Other Events and Regulation FD Disclosure.

          Invacare Corporation (NYSE: IVC) announced today, August 2, 2004, that the Company has signed a definitive agreement to purchase WP Domus GmbH ("Domus") for 190 million euros or approximately $230 million at recent exchange rates. A European-based holding company, Domus designs and manufactures several complementary product lines to Invacare's existing product lines, including power add-on products, bath lifts and walking aids. Domus currently has three divisions, Alber, Aquatec and Dolomite, which are operated on an independent basis and are branded separately. The definitive agreement is subject to German and Norwegian regulatory approvals, which are expected to be received within 120 days, and other customary conditions. Domus is forecast to have sales in 2004 of approximately 96 million euros or $116 million at recent exchange rates.

          The three Domus companies are expected to be operated as independently run units of Invacare under each of the units' current management teams. In markets where Alber, Aquatec or Dolomite do not have their own direct sales forces, Invacare's sales forces are expected to provide opportunities to expand sales for such units.

          The acquisition of Domus should add between 25-30 cents to earnings in 2005. In the remainder of 2004, the acquisition should be immediately accretive. However, due to the timing of regulatory approval, the company expects minimal addition to EPS in 2004. It is estimated that the acquisition will take the Company's debt-to-total-capitalization to approximately 40%.

          A copy of the issued press release is attached as Exhbit 99.1.

Item 7.  Financial Statements and Exhibits

          Exhibit 99.1 - press release, dated August 2, 2004.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Invacare Corporation

                                        By: /s/ Gregory C. Thompson
                                        ---------------------------
                                        Gregory C. Thompson
                                        Senior Vice President and
                                        Chief Financial Officer



Date:  August 2, 2004